Exhibit 99.1

ITC Holdings Reports Increased Second Quarter and Year-to-Date 2013 Results

Highlights

•             Operating earnings for the second quarter of $1.20 per diluted common share; reported earnings for the second quarter of $0.90 per diluted common share

•             Operating earnings for the six months ended June 30, 2013 of $2.32 per diluted common share; reported earnings for the six months ended June 30, 2013 of $1.85 per diluted common share

•             Capital investments of $455.4 million for the six months ended June 30, 2013

•             Reaffirmed operating earnings guidance at $4.80 to $5.00 per diluted common share and capital expenditure guidance at $760 to $860 million

	Three months ended June 30,		Six months ended June 30,
(in thousands, except per share data)	2013	2012	2013	2012
OPERATING REVENUES	$229,817	$197,375	$447,121	$394,088

REPORTED NET INCOME	$47,395	$42,386	$97,585	$88,437

OPERATING EARNINGS	$63,336	$54,846	$122,134	$103,459

REPORTED DILUTED EPS	$0.90	$0.81	$1.85	$1.70

OPERATING DILUTED EPS	$1.20	$1.05	$2.32	$1.98

NOVI, Mich., July 24 2013, ITC Holdings Corp. (NYSE: ITC) today announced its results for the second quarter and six month period ended June 30, 2013. Reported net income for the quarter, measured in accordance with Generally Accepted Accounting Principles (GAAP), was $47.4 million, or $0.90 per diluted common share, compared to $42.4 million or $0.81 per diluted common share for the second quarter of 2012.  For the six months ended June 30, 2013, reported net income was $97.6 million, or $1.85 per diluted common share, compared to $88.4 million, or $1.70 per diluted common share for the same period last year.

Operating earnings for the second quarter were $63.3 million, or $1.20 per diluted common share, compared to operating earnings of $54.8 million, or $1.05 per diluted common share for the second quarter of 2012.  For the six months ended June 30, 2013, operating earnings were $122.1 million, or $2.32 per diluted common share, compared to operating earnings of $103.5 million, or $1.98 per diluted common share for the same period last year.  Operating earnings are a non-GAAP measure that exclude the impact of the following after-tax expenses associated with:

•                  The Entergy Corporation (Entergy) transaction of approximately $15.9 million, or $0.30 per diluted common share, and $4.1 million, or $0.08 per diluted common share, for the second quarter of 2013 and 2012, respectively.  These expenses totaled approximately $24.4 million, or $0.46 per diluted common diluted share, and $6.6 million, or $0.12 per diluted common share, for the six months ended June 30, 2013 and 2012, respectively.

•                  An estimated refund liability of approximately $0.1 million for both the second quarter 2013 and for the six months ended June 30, 2013 and $8.4 million, or $0.16 per diluted common share, for both the second quarter of 2012 and for the six months ended June 30, 2012 which was recorded for certain acquisition accounting adjustments for ITC Midwest, ITCTransmission and METC resulting from the FERC audit order on ITC Midwest issued in May 2012.

Operating earnings increased by $8.5 million, or $0.15 per diluted common share, for the second quarter compared to the same period in 2012. For the six months ended June 30, 2013, operating earnings increased $18.7 million, or $0.34 per diluted common share, compared to the same period last year.  The increases in both periods were largely attributable to higher income associated with increased rate base and AFUDC (Allowance for Funds Used During Construction) at our operating companies.

For the six months ended June 30, 2013, ITC invested $455.4 million in capital projects at its operating companies, including $120.8 million at ITCTransmission, $81.8 million at METC, $178.8 million at ITC Midwest and $74.0 million at ITC Great Plains.

“This quarter proved to be active on all fronts, both for our stand-alone business as well as for our transaction with Entergy” said Joseph L. Welch, chairman, president and CEO of ITC.  “Despite the impact of continuing inclement weather, we are making solid progress on our stand-alone plans for 2013 and remain poised to meet our overall objectives for the year.  Additionally, we also have continued to progress the Entergy transaction through the various regulatory approval processes.  We were pleased to receive FERC’s approval of the transaction last month and look forward to continuing to constructively work through the regulatory process at the state and local level in order to advance the transaction to a successful closing in 2013.”

EPS and Capital Expenditure Guidance

For 2013, ITC is reaffirming its full year operating earnings per share guidance of $4.80 to $5.00, which excludes any impact of the Entergy transaction. Capital investment guidance for 2013 is also being maintained in a range of $760 to $860 million, which includes $200 to $230 million for ITCTransmission, $160 to $180 million for METC, $270 to $300 million for ITC Midwest and $130 to $150 million for ITC Great Plains.

Second Quarter 2013 Operating Earnings Financial Results Detail

ITC’s operating revenues for the second quarter increased to $229.8 million compared to $208.4 million for the same period last year, which amount excludes an $11.0 million reduction in revenues associated with the ITC Midwest FERC audit related refunds recorded for ITCTransmission, METC and ITC Midwest. This increase was primarily due to higher revenue requirements attributable to a higher rate base at our regulated operating subsidiaries. In addition, regional cost sharing revenues increased due to additional capital projects being placed in-service that have been identified by the Midcontinent Independent System Operator (MISO) as eligible for regional cost sharing.

Operation and maintenance (O&M) expenses of $29.7 million were generally consistent with the same period in 2012.

General and administrative (G&A) expenses of $22.1 million were also generally consistent with the same period in 2012.  The amounts for the second quarter 2013 and 2012 exclude approximately $21.8 million and $6.1 million, respectively, of expenses associated with the Entergy transaction.

Depreciation and amortization expenses of $29.3 million increased by $3.3 million compared to the same period in 2012 due to a higher depreciable base resulting from property, plant and equipment additions.

Taxes other than income taxes of $16.1 million were $0.9 million higher than the same period in 2012. This increase was due to 2012 capital additions at our regulated operating subsidiaries, which are included in the tax base for 2013 personal property tax calculations.

Interest expense of $40.0 million increased by $1.1 million compared to the same period in 2012.  The amounts for the second quarter 2013 and 2012 exclude approximately $0.4 million and $1.2 million, respectively, associated with adjustments to operating earnings. This increase was due primarily to higher borrowing levels to finance capital expenditures.

The effective income tax rate for the second quarter of 2013 was 35.9 percent compared to 33.9 percent in 2012.  The amounts for the second quarter 2013 and 2012 exclude approximately $6.3 million and $6.8 million, respectively, associated with adjustments to operating earnings.

Year-To-Date 2013 Financial Results Detail

ITC’s operating revenues for the six months ended June 30, 2013 increased to $447.1 compared to $405.1 million for the same period last year, which amount excludes an $11.0 million reduction in revenues associated with the ITC Midwest FERC audit related refunds recorded for ITCTransmission, METC and ITC Midwest.  This increase was primarily due to higher network revenues attributable to higher rate base at all of our regulated operating subsidiaries. In addition, the increase resulted from higher regional cost sharing revenues primarily due to additional capital projects being placed into service that have been identified by MISO as eligible for regional cost sharing.

O&M expenses of $54.2 million were $4.6 million lower for the six months ended June 30, 2013 compared to the same period in 2012. This decrease was a result of lower vegetation management requirements and lower NERC compliance activities associated with surveying transmission lines.

G&A expenses of $46.0 million were $5.1 million higher compared to the same period in 2012.  The amounts for the year-to-date 2013 and 2012 periods exclude approximately $32.9 million and $10.0, respectively, of expenses associated with the Entergy transaction.  This increase was primarily due to higher compensation-related expenses primarily due to personnel additions and an increase in other professional services fees.

Depreciation and amortization expenses of $57.8 million increased by $6.8 million for the six months ended June 30, 2013 compared to the same period in 2012.  This increase was primarily due to a higher depreciable base resulting from property, plant and equipment additions.

Taxes other than income taxes of $32.8 million were $3.3 million higher compared to the same period in 2012.  This increase was due to 2012 capital additions at our regulated operating subsidiaries, which are included in the tax base for 2013 personal property taxes.

Interest expense of $78.8 million increased $2.1 million compared in the same period in 2012.  The amounts for year-to-date 2013 and 2012 exclude approximately $0.7 million and $1.2 million, respectively, associated with adjustments to operating earnings.  This increase was due primarily to higher borrowing levels to finance capital expenditures.

The effective income tax rate for the six months ended June 30, 2013 was 36.3 percent compared to 35.3 percent in 2012.  The amounts for year-to-date 2013 and 2012 exclude approximately $9.0 million and $8.1 million, respectively, associated with adjustments to operating earnings.

Second Quarter Conference Call

ITC will conduct a webcast and conference call at 11 a.m. Eastern tomorrow, Thursday, July 25, 2013.  Joseph L. Welch, chairman, president and CEO, will provide a business overview, and Cameron M. Bready, executive vice president and CFO, will discuss the financial results.

Individuals wishing to participate in the conference call may dial toll-free 877-644-1296 (domestic) or 914-495-8555 (international); there is no passcode.  A listen-only live webcast of the conference call, including accompanying slides and the earnings release, will be available on the company’s investor information page.  The conference call replay, available through Monday, July 29, 2013, can be accessed by dialing 855-859-2056 (toll free) or 404-537-3406, passcode 13778274. The webcast will also be archived on the ITC website.

Other Available Information

More detail about the second quarter results may be found in ITC’s Form 10-Q filing. Once filed with the Securities and Exchange Commission, an electronic copy of our 10-Q can be found at our website, http://investor.itc-holdings.com. Written copies can also be made available by contacting us through our website.

About ITC Holdings Corp.

ITC Holdings Corp. (NYSE: ITC) is the nation’s largest independent electric transmission company. Based in Novi, Michigan, ITC invests in the electric transmission grid to improve reliability, expand access to markets, lower the overall cost of delivered energy and allow new generating resources to interconnect to its transmission systems. ITC’s regulated operating subsidiaries include ITCTransmission, Michigan Electric Transmission Company, ITC Midwest and ITC Great Plains. Through these subsidiaries, ITC owns and operates high-voltage transmission facilities in Michigan, Iowa, Minnesota, Illinois, Missouri, Kansas and Oklahoma, serving a combined peak load exceeding 26,000 megawatts along 15,000 circuit miles of transmission line. Through ITC Grid Development and its subsidiaries, the company also focuses on expansion in areas where significant transmission system improvements are needed. For more information, please visit ITC’s website at www.itc-holdings.com. (itc-ITC)

GAAP v. Non-GAAP Measures

ITC’s reported earnings are prepared in accordance with GAAP and represent earnings as reported to the Securities and Exchange Commission.  ITC’s management believes the company’s operating earnings, or GAAP earnings adjusted for specific items as described in the release, provide a more meaningful representation of the company’s fundamental earnings power.  However, such measures should not be considered in isolation or as substitutes for results prepared in accordance with GAAP.

Safe Harbor Statement

This press release contains certain statements that describe our management’s beliefs concerning future business conditions, plans and prospects, growth opportunities and the outlook for our business and the electricity transmission industry based upon information currently available. Such statements are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Wherever possible, we have identified these forward-looking statements by words such as “will,” “may,” “anticipates,” “believes,” “intends,” “estimates,” “expects,” “projects” and similar phrases. These forward-looking statements are based upon assumptions our management believes are reasonable.  Such forward looking statements are subject to risks and uncertainties which could cause our actual results, performance and achievements to differ materially from those expressed in, or implied by, these statements, including, among others, the risks and uncertainties disclosed in our Form 10-Q filed with the Securities and Exchange Commission.

Because our forward-looking statements are based on estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond our control or are subject to change, actual results could be materially different and any or all of our forward-looking statements may turn out to be wrong.  Forward-looking statements speak only as of the date made and can be affected by assumptions we might make or by known or unknown risks and uncertainties. Many factors mentioned in our discussion in this release and in our annual and quarterly reports will be important in determining future results. Consequently, we cannot assure you that our expectations or forecasts expressed in such forward-looking statements will be achieved. Actual future results may vary materially. Except as required by law, we undertake no obligation to publicly update any of our forward-looking or other statements, whether as a result of new information, future events, or otherwise.

Investor/Analyst contact: Gretchen Holloway, 248-946-3595; gholloway@itctransco.com

Media contact: Robert Doetsch, 248-946-3493; rdoetsch@itctransco.com

ITC HOLDINGS CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three months ended		Six months ended
	June 30,		June 30,
(in thousands, except per share data)	2013	2012	2013	2012
OPERATING REVENUES	$229,817	$197,375	$447,121	$394,088
OPERATING EXPENSES
Operation and maintenance	29,668	30,058	54,181	58,770
General and administrative	43,939	27,876	78,865	50,885
Depreciation and amortization	29,295	25,976	57,781	50,987
Taxes other than income taxes	16,094	15,185	32,764	29,465
Other operating (income) and expense — net	(173)	(203)	(345)	(396)
Total operating expenses	118,823	98,892	223,246	189,711
OPERATING INCOME	110,994	98,483	223,875	204,377
OTHER EXPENSES (INCOME)
Interest expense - net	40,402	40,084	79,465	77,994
Allowance for equity funds used during construction	(8,292)	(4,554)	(17,025)	(10,178)
Other income	(286)	(1,226)	(495)	(1,287)
Other expense	2,671	472	3,681	1,058
Total other expenses (income)	34,495	34,776	65,626	67,587
INCOME BEFORE INCOME TAXES	76,499	63,707	158,249	136,790
INCOME TAX PROVISION	29,104	21,321	60,664	48,353
NET INCOME	$47,395	$42,386	$97,585	$88,437
Basic earnings per common share	$0.90	$0.82	$1.86	$1.72
Reported diluted earnings per common share	$0.90	$0.81	$1.85	$1.70
Operating diluted earnings per common share	$1.20	$1.05	$2.32	$1.98
Dividends declared per common share	$0.3775	$0.3525	$0.7550	$0.7050

RECONCILIATION OF REPORTED NET INCOME (GAAP) TO OPERATING EARNINGS (NON-GAAP MEASURE) - UNAUDITED

	Three months ended		Six months ended
	June 30,		June 30,
	2013	2012	2013	2012
Reported net income	$47,395	$42,386	$97,585	$88,437
Pre-tax Entergy transaction related expenses	22,158	6,218	33,388	10,133
Pre-tax liability for audit related refund	103	12,993	206	12,993
Income taxes on adjustments	(6,320)	(6,751)	(9,045)	(8,104)
Operating earnings	$63,336	$54,846	$122,134	$103,459

RECONCILIATION OF REPORTED DILUTED EPS (GAAP) TO OPERATING DILUTED EPS (NON-GAAP MEASURE) - UNAUDITED

	Three months ended		Six months ended
	June 30,		June 30,
	2013	2012	2013	2012
Reported diluted EPS	$0.90	$0.81	$1.85	$1.70
Pre-tax Entergy transaction related expenses	0.42	0.12	0.63	0.19
Pre-tax liability for audit related refund	—	0.25	0.01	0.25
Income taxes on adjustments	(0.12)	(0.13)	(0.17)	(0.16)
Operating diluted EPS	$1.20	$1.05	$2.32	$1.98

ITC HOLDINGS CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION  (UNAUDITED)

	June 30,	December 31,
(in thousands, except share data)	2013	2012
ASSETS
Current assets
Cash and cash equivalents	$63,845	$26,187
Accounts receivable	118,924	72,192
Inventory	37,200	37,357
Deferred income taxes	18,848	23,014
Regulatory assets — revenue accruals, including accrued interest	5,156	7,489
Prepaid assets	32,858	29,235
Other	34	2,752
Total current assets	276,865	198,226
Property, plant and equipment (net of accumulated depreciation and amortization of $1,300,132 and $1,269,810, respectively)	4,523,564	4,134,579
Other assets
Goodwill	950,163	950,163
Intangible assets (net of accumulated amortization of $19,990 and $18,397, respectively)	49,144	48,492
Regulatory assets — revenue accruals, including accrued interest	8,910	2,719
Other regulatory assets	184,300	180,378
Deferred financing fees (net of accumulated amortization of $19,650 and $17,838, respectively)	19,705	19,293
Other	36,138	30,959
Total other assets	1,248,360	1,232,004
TOTAL ASSETS	$6,048,789	$5,564,809
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	153,368	123,022
Accrued payroll	15,370	20,740
Accrued interest	59,757	44,708
Accrued taxes	35,561	28,117
Regulatory liabilities — revenue deferrals, including accrued interest	41,808	53,763
Refundable deposits from generators for transmission network upgrades	33,248	40,745
Debt maturing within one year	250,000	651,929
Other	13,182	40,287
Total current liabilities	602,294	1,003,311
Accrued pension and postretirement liabilities	57,324	53,243
Deferred income taxes	530,830	460,072
Regulatory liabilities — revenue deferrals, including accrued interest	30,352	28,613
Regulatory liabilities — accrued asset removal costs	71,630	75,477
Refundable deposits from generators for transmission network upgrades	7,766	7,623
Other	22,808	26,317
Long-term debt	3,218,959	2,495,298
STOCKHOLDERS’ EQUITY
Common stock, with par value, 100,000,000 shares authorized, 52,442,289 and 52,248,514 shares issued and outstanding at June 30, 2013 and December 31, 2012, respectively.	998,884	989,334
Retained earnings	501,632	443,569
Accumulated other comprehensive income (loss)	6,310	(18,048)
Total stockholders’ equity	1,506,826	1,414,855
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$6,048,789	$5,564,809

ITC HOLDINGS CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS  (UNAUDITED)

	Six months ended
	June 30,
(in thousands)	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$97,585	$88,437
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	57,781	50,987
Recognition, refund and collection of revenue accruals and deferrals — including accrued interest	(14,074)	(16,818)
Deferred income tax expense	50,537	30,728
Allowance for equity funds used during construction	(17,025)	(10,178)
Other	7,287	6,171
Changes in assets and liabilities, exclusive of changes shown separately:
Accounts receivable	(28,368)	(24,551)
Inventory	157	(190)
Prepaid and other current assets	(3,630)	(15,204)
Accounts payable	14,944	(2,437)
Accrued payroll	(2,989)	(2,187)
Accrued interest	15,049	16,202
Accrued taxes	7,444	5,914
Other current liabilities	4,403	8,822
Other non-current assets and liabilities, net	(4,269)	(1,995)
Net cash provided by operating activities	184,832	133,701
CASH FLOWS FROM INVESTING ACTIVITIES
Expenditures for property, plant and equipment	(422,295)	(435,745)
Proceeds from sale of securities	570	5,453
Purchases of securities	(1,551)	(10,105)
Other	(2,858)	(881)
Net cash used in investing activities	(426,134)	(441,278)
CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of long-term debt	100,000	100,000
Borrowings under revolving credit agreements	638,900	723,350
Borrowing under term credit agreements	350,000	—
Repayments of revolving credit agreements	(767,400)	(505,300)
Issuance of common stock	6,073	2,831
Dividends on common stock and restricted stock	(39,522)	(36,238)
Refundable deposits from generators for transmission network upgrades	16,770	22,114
Repayment of refundable deposits from generators for transmission network upgrades	(24,125)	(13,830)
Other	(1,736)	(5,176)
Net cash provided by financing activities	278,960	287,751
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	37,658	(19,826)
CASH AND CASH EQUIVALENTS — Beginning of period	26,187	58,344
CASH AND CASH EQUIVALENTS — End of period	$63,845	$38,518